Exhibit 10.2

Execution Version

POWDER ASSET PURCHASE AGREEMENT

dated as of March 3, 2015

between

NELLSON NUTRACEUTICAL, LLC,

and

NBTY, INC.

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

		Page

10.12	Consent to Jurisdiction and Service of Process	30
10.13	WAIVER OF JURY TRIAL	31
10.14	Specific Performance	31
10.15	Severability	31

iii

POWDER ASSET PURCHASE AGREEMENT

This POWDER ASSET PURCHASE AGREEMENT is dated as of March 3, 2015 (this “Agreement”), between Nellson Nutraceutical, LLC, a Delaware limited liability company (the “Purchaser”), and NBTY, Inc., a Delaware corporation (the “Seller”), for the sale of certain nutritional powder production assets and certain inventory of the Seller to the Purchaser.

WHEREAS, a duly executed assignment and assumption (the “Lease Assignment”) of the Transferred Lease (as defined in this Agreement), dated March 2, 2015, which Lease Assignment also contains the Purchaser’s assumption of Assumed Liabilities (as defined in this Agreement) to the extent related to the Transferred Lease from and after the Closing Date, and Lessor’s consent to such assignment, and whose effectiveness is conditioned upon the consummation of the transactions contemplated by this Agreement, has been executed and delivered by each of the Purchaser, NBTY Manufacturing, LLC (as successor-in-interest to Raven Industries) (“Lessee”), and LBA/PPF Industrial — 5115 La Palma, LLC (as successor-in-interest to Kilroy Realty, L.P.) (“Lessor”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants, representations, warranties and undertakings contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, or has the right to acquire, whether beneficially or of record, a majority of the equity interests of such specified Person, or (ii) any other Person that, directly or indirectly, controls, is controlled by, is under direct or indirect common control with, such specified Person; provided that, with respect to the Seller, the term “Affiliate” shall not include any shareholders of the Seller (including any investment fund managed by Carlyle Investment Management L.L.C. or its Affiliates or any of their respective portfolio companies (other than the Seller and its subsidiaries).

“Business” means the nutritional powder production business of the Seller as conducted at the Transferred Real Property.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 27, 2014, by and between the Purchaser and NBTY, Inc.

“Disqualified Inventory” means inventory (i) for which the original packaging has been opened or tampered with or (ii) that is not accompanied by an original Certificate of Analysis.

“Employee” means (i) any former employee who was employed by the Seller, or any other individual service provider, in each case, who performed services primarily in connection with the Business, (ii) the individuals set forth on Schedule 4.6(a), who are employed by the Seller and perform services primarily in connection with the Business and (iii) any other individual service provider (including any director, consultant or independent contractor) who performs services primarily in connection with the Business.

“Environmental Laws” means any Laws relating to pollution, protection of the environment, or health and safety as it relates to exposure of hazardous or toxic substances.

“ERISA Affiliate Liability” means any actual or contingent Liability of the Seller under or in respect of any Plan pursuant to section 414 of the Code or section 4001(b)(1) of ERISA as a result of the Seller being treated as a single employer under section 414 of the Code or section 4001 of ERISA with respect to any other Person (each such Person, an “ERISA Affiliate”).

“Excluded Employee Liabilities” means each of the following:

(a)           any Liabilities arising out of, relating to or resulting from any Plan, including any obligations to contribute to, make payments with respect to or provide benefits under any Plan and any arrangement that provides severance-type, stay or retention pay or change-in-control payments or benefits, supplemental executive retirement plan or benefits;

(b)           any and all Liabilities arising out of, relating to or resulting from any current, former or prospective Employee (whether or not any such Employee becomes a Transferred Employee, including any Employee who does not accept an offer of employment with the Purchaser) with respect to his/her employment or services, or termination of employment or services (including as a result of the consummation of the transactions contemplated by this Agreement) with the Seller or any of its Affiliates, but not including any Liabilities arising under the WARN Act resulting from any mass layoff, plant closing or other termination of Transferred Employees, in any case, occurring after the Closing;

(c)           any ERISA Affiliate Liability;

(d)           any obligation to provide continuation coverage pursuant to COBRA under any Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to (i) any Employees who do not become Transferred Employees, (ii) Employees whose employment has terminated prior to the Closing Date, and (iii) the Transferred Employees and/or their qualified beneficiaries with respect to a COBRA qualifying event that occurs prior to the Closing Date; and

(e)           any and all Liabilities arising out of, relating to, or resulting from the withdrawal and/or cessation of the Transferred Employees or other Employees from participation in any Plan.

“FDA” means the U.S. Food and Drug Administration.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Indemnitor” means the party required to provide indemnification pursuant to Sections 8.2 or 8.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Liability” means any debt, liability, obligation of any kind or nature (whether accrued or fixed, absolute or contingent or matured or unmatured), loss, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses and disbursements, including those arising under any law, action or order and those arising under any contract.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, easement, right of way, servitude, encroachment or encumbrance in respect of such asset.

“Long Term Powder Supply Agreement” means the Powder Manufacturing Agreement, dated as of the date hereof, between the Purchaser and NBTY Manufacturing, LLC.

“Losses” means all Liabilities, fines, penalties, judgments, actions and costs.

“Obsolete Inventory” means inventory that either (i) has no planned usage under the Long Term Powder Supply Agreement or (ii) is beyond its shelf life.

“Permitted Liens” means (i) Liens listed on Schedule 1.1(a), (ii) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and other similar liens incurred in the ordinary course of business and (iii) non-monetary Liens which do not, individually or in the aggregate, materially interfere with any present or intended use of such property or assets.

“Person” means any natural person, business, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust or other entity.

“Plan” means each pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Seller is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and each other employee benefit plan, program, policy, practice agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), (i) under which any Employee has any present or future right to benefits and that the Seller or any of its Affiliates maintains, sponsors or contributes to, or for which the Seller or any of its Affiliates has any obligation to maintain, sponsor or contribute, or (ii) with respect to which the Seller or any of its Affiliates has any direct or indirect liability, whether contingent or otherwise in respect of any Employee.

“Purchase Price” has the meaning set forth in Section 2.5.

“Seller Fundamental Representations” means Section 4.1 (Organization), Section 4.2 (Due Authorization) and Section 4.11 (Brokers).

“Slow Moving Inventory” means inventory, (A) with quantities on hand representing more than 180 days of supply based on usage in the last 12 months or (B) with less than, the lesser of (i) 90 days useful life or (ii) 1/4 of its shelf life remaining; provided that, for the avoidance of doubt, with respect to clause (A), only that portion of inventory that exceeds the amount required for 180 days of supply shall be considered Slow Moving Inventory.

“Subsidiary” means, with respect to a Person, (a) a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly owns or controls more than a 50% equity interest and (c) any other Person of which at least a majority of the equity interest (however designated) entitled to vote in the election of the governing body, partners, managers or others that will control the management of such other Person is directly or indirectly owned or controlled by such Person.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, registration, capital stock, license, branch, payroll, estimated withholding, alternative minimum, add on minimum, employment, disability, social security (or similar), unemployment, compensation, utility, severance, production, excise, natural resources, stamp, occupation, premium, windfall profits, transfer and gains taxes, customs duties or other tax, of any kind whatsoever, and (ii) any transferee, successor or contractual liability in respect of any items described in clause (i) above.

“Tax Returns” means any and all returns, reports, declarations, claims for refund, elections, disclosures, estimates, information reports or returns, or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transferred Lease” means that certain Standard Industrial/Commercial Single-Tenant Lease - Net dated April 8, 1998 by and between Lessor and Lessee, as amended by that certain Amendment No. 1 to Lease dated as of August 27, 1998, and by that certain Amendment No. 2 to Lease dated as of August 16, 1999, and by that certain Amendment No. 3 to Lease dated as of September 4, 2008, and by that certain Amendment No. 4 to Lease dated as of November 20, 2012, and by that certain Amendment No. 5 to Lease dated as of January 15, 2014.

“Transferred Real Property” means the premises demised to Lessee pursuant to the Transferred Lease.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any state statute of similar effect.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS; ASSUMPTION OF LIABILITIES; CALCULATION OF PURCHASE PRICE

2.1          Transferred Assets.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties made to the Purchaser in this Agreement, the Seller shall (or shall cause one of its direct or indirect Subsidiaries to) sell, convey, assign and otherwise transfer to the Purchaser free and clear of all Liens, except for Permitted Liens, and the Purchaser shall purchase from the Seller free and clear of all Liens, except for Permitted Liens, in exchange for payment of the Purchase Price, and the assumption of the Assumed Liabilities in accordance with Section 2.3, all of the Seller’s and its direct and indirect Subsidiaries’ right, title and interest in and to the following (the “Transferred Assets”):

(a)           the production assets (i) physically located at the Transferred Real Property or (ii) listed on Schedule 2.1(a)(i) or 2.1(a)(ii) (the “Closing Production Assets”);

(b)           the raw material, packaging, labels, work in process and component inventories (x) physically located at the Transferred Real Property as of the Closing Date or (y) for use in accordance with the Long Term Powder Supply Agreement and in transit pursuant to any firm purchase order placed by the Seller prior to the Closing Date, including those inventories listed on Schedule 2.1(b) (the “Closing Inventory”), provided that, Closing Inventory will not include any Obsolete Inventory, Slow Moving Inventory, Disqualified Inventory, finished goods, or consignment inventory held for the benefit of any customers of the Seller (the “Consignment Inventory”), notwithstanding the inclusion of any such Obsolete Inventory, Slow Moving Inventory, Disqualified Inventory, finished goods or Consignment Inventory on Schedule 2.1(b);

(c)           the contracts listed on Schedule 2.1(c), including the Transferred Lease (the “Transferred Contracts”); and

(d)           the assets listed on Schedule 2.1(d).

2.2          Excluded Assets.  The Transferred Assets shall exclude any assets of the Seller not included in Section 2.1, including any Tax refunds, credits or other offsets to Taxes with respect to a taxable period (or portion thereof) ending on the Closing Date (the “Excluded Assets”).

2.3          Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume only the following Liabilities of the Seller (or its Affiliates, as applicable under clause (a) of this provision) (collectively, the “Assumed Liabilities”): (a) all Liabilities of the Seller or its Affiliates with respect to the Transferred Contracts (including, for the avoidance of doubt, the Transferred Lease, notwithstanding anything to the contrary in the Lease Assignment), solely to the extent arising after, and relating to periods after the Closing Date; (b) Liabilities in respect of any of the Transferred Employees in respect of their employment from and after the Closing; (c) any Liability arising under the WARN Act with respect to any mass layoff, plant closing or other termination of employees, in any case, occurring after the Closing, provided, that the Seller complies with the covenant set forth in Section 6.5(f); and (d) the Liabilities listed on Schedule 2.3(d).  The Purchaser does not assume any of the Excluded Liabilities or any other obligations, Liabilities, or duties of the Seller or any other Person, except for the Assumed Liabilities.

2.4          Excluded Liabilities.  Notwithstanding Section 2.3 or anything in this Agreement to the contrary, other than the Assumed Liabilities, the Purchaser shall not assume any Liabilities of the Seller or its Affiliates of any nature whatsoever, whether presently existing or arising before or after the Closing, including any of the following Liabilities (collectively, the “Excluded Liabilities”), which Liabilities shall be retained by and remain obligations of the Seller to be satisfied and discharged by the Seller or its Affiliates in accordance with their respective terms; provided, however, for the avoidance of doubt Excluded Liabilities shall not include any Liabilities of the Purchaser and its Affiliates to the extent arising as a result of the Purchaser’s and its Affiliates’ operation of the Business following the Closing:

(a)           any Liabilities of the Seller or any of its Affiliates to the extent relating to the Excluded Assets;

(b)           all Liabilities, obligations and expenses of any kind or nature relating to Taxes of the Seller and, with respect to the Transferred Assets and the Business, for any period (or portion thereof, as determined pursuant to Section 6.9) ending on or before the Closing Date (including any such Liabilities, obligations and expenses pursuant to any tax sharing agreement, tax indemnification or similar agreement) and any Taxes imposed on Seller in connection with the transaction contemplated by this Agreement;

(c)           all Excluded Employee Liabilities; and

(d)           all product liability actions and/or recall Liabilities with respect to nutritional powders manufactured or sold by Seller or its Affiliates prior to the Closing; but for the avoidance of doubt any such actions or Liabilities of the Purchaser or its Affiliates to the extent arising as a result of their operation of the Business following the Closing are not Excluded Liabilities.

2.5          Purchase Price.  The term “Purchase Price” means the sum of (i) $2,507,181 (the “Estimated Closing Production Assets Purchase Price”) (subject to the adjustment provided in Section 2.6), plus (ii) the Estimated Closing Inventory Purchase Price, plus (iii) the Estimated Other Assets Purchase Price minus (iv) the Estimated Other Liabilities Purchase Price, plus (v) the amount set forth on Schedule 2.5(v) (the “Transferred Contracts Purchase Price”) (subject to adjustment as set forth in Schedule 2.5(v)) plus (vi) any Property Taxes and Charges actually paid by the Seller but apportioned to the Purchaser pursuant to Section 6.9, minus (vii) any Property Taxes and Charges apportioned to the Seller pursuant to Section 6.9.

2.6          Physical Inventory Count; Purchase Price Adjustment.

(a)           (i) At least 5 business days prior to the Closing, the Seller will provide the Purchaser a detailed estimate of the (x) Closing Inventory to be transferred at the Closing, including an estimate of the Seller’s actual cost for such Closing Inventory (the “Estimated Closing Inventory Purchase Price”), together with reasonable supporting documentation regarding such Estimated Closing Inventory Purchase Price, (y) Closing Production Assets to be transferred at Closing and the net book value with respect to such assets as set forth on Schedule 2.1(a)(i) and Schedule

2.1(a)(ii), and (z) the amounts set forth opposite the items listed on Schedules 2.1(d) (the “Estimated Other Assets Purchase Price”) and 2.3(d) (the “Estimated Other Liabilities Purchase Price”); and (ii) within 14 days after the Closing Date, the Purchaser shall perform a physical count of the Closing Inventory and Closing Production Assets and prepare in good faith and deliver to the Seller a certificate executed by an executive officer of the Purchaser (the “Physical Inventory and Assets Statement”) setting forth the Purchaser’s determination of (w) the actual physical count of the Closing Production Assets and Closing Inventory, (x) the Closing Inventory Purchase Price, (y) any adjustment to the Estimated Closing Production Assets Purchase Price in respect of (A) changes in the net book value of the Closing Production Assets listed on Schedule 2.1(a)(i) actually delivered to the Purchaser at the Closing and (B) any assets listed on Schedule 2.1(a)(i) that were not actually delivered to the Purchaser at the Closing (the Estimated Closing Production Assets Purchase Price, as adjusted by clauses (A) or (B), the “Closing Production Assets Purchase Price”), and (z) the amounts set forth opposite the items listed on Schedules 2.1(d) (the “Other Assets Purchase Price”) and 2.3(d) (the “Other Liabilities Purchase Price”).  The “Closing Inventory Purchase Price” shall be equal to the Seller’s actual cost for the Closing Inventory, subject to the adjustment provided in this Section 2.6.

(b)           The Purchaser shall give the Seller or its representative a reasonable opportunity to be present at any inventory count conducted by the Purchaser or to conduct its own such inventory count and the Purchaser shall retain all damaged, Slow Moving Inventory or Disqualified Inventory which is excluded from the Physical Inventory and Assets Statement for inspection by the Seller until such time as the Purchase Price adjustment process specified in this Section 2.6 is complete.

(c)           Within 20 business days after the Seller’s receipt of the Physical Inventory and Assets Statement, the Seller shall deliver to the Purchaser a written statement either accepting the Physical Inventory and Assets Statement or specifying any objections thereto.  If the Seller does not deliver any such objections within such 20 business day period, the Physical Inventory and Assets Statement shall become final and binding upon all parties.  If the Seller does deliver such objections within such period, then the parties shall engage an independent asset valuation firm of recognized national standing (as mutually selected by the Purchaser and the Seller) to resolve such objections.

(d)           (i) If the Estimated Closing Production Assets Purchase Price exceeds the Closing Production Assets Purchase Price (as specified in the final and binding Physical Inventory and Assets Statement, and any such excess, the “Closing Production Assets Overpayment”), the Seller shall, within 5 business days after the Physical Inventory and Assets Statement becomes final, make payment by wire transfer of immediately available funds to the Purchaser in respect of the Closing Production Assets Overpayment as follows: if the Closing Production Assets Overpayment is less than $50,000, no payment shall be made by the Seller, and if the Closing Production Assets Overpayment is greater than $50,000, the Seller shall pay the amount equal to such Closing Production Assets Overpayment.  (ii) If the Closing Inventory Purchase Price (as specified in the final and binding Physical Inventory and Assets Statement) is less than the Estimated Closing Inventory Purchase Price (any such difference, the “Closing Inventory Overpayment”), the Seller shall, within 5 business days after the Physical Inventory and Assets Statement becomes final, make payment by wire transfer of immediately available funds to the Purchaser in the amount of such Closing Inventory Overpayment.  (iii) If (x) the sum of the Estimated Other Assets Purchase Price minus the Estimated Other Liabilities Purchase Price exceeds (y) the sum of the Other Assets Purchase Price minus the Other Liabilities Purchase Price (as specified in the final and binding Physical Inventory and Assets Statement, and any such excess of the amount specified in clause (x) over the amount specified in clause (y), the “Other Assets Overpayment”), the Seller shall, within 5 business days  after the Physical Inventory and Assets Statement becomes final, make payment by wire transfer of immediately available funds to the Purchaser in the amount of such Other Assets Overpayment.

(e)           (i) If the Estimated Closing Production Assets Purchase Price is less than the Closing Production Assets Purchase Price (as specified in the final and binding Physical Inventory and Assets Statement, and any such deficit, the “Closing Production Assets Underpayment”), the Purchaser shall, within 5 business days after the Physical Inventory and Assets Statement becomes final, make payment by wire transfer of immediately available funds to the Seller in respect of the Closing Production Assets Underpayment as follows: if the Closing Production Assets Underpayment is less than $50,000, no payment shall be made by the Purchaser, and if the Closing Production Assets Underpayment is greater than $50,000, the Purchaser shall pay the amount equal to such Closing Production Assets Underpayment.  (ii) If the Closing Inventory Purchase Price (as specified in the final and binding Physical Inventory and Assets Statement) exceeds the Estimated Closing Inventory Purchase Price (any such excess, the “Closing Inventory Underpayment”), the Purchaser shall, within 5 business days after the Physical Inventory and Assets Statement becomes final, make payment by wire transfer of immediately available funds to the Seller in the amount of such Closing Inventory Underpayment.  (iii) If (x) the sum of the Other Assets Purchase Price minus the Other Liabilities Purchase Price (as specified in the final and binding Physical Inventory and Assets Statement) exceeds (y) the sum of the Estimated Other Assets Purchase Price minus the Estimated Other Liabilities Purchase Price (any such excess of the amount specified in clause (x) over the amount specified in clause (y), the “Other Assets Underpayment”), the Purchaser shall, within 5 business days  after the Physical Inventory and Assets Statement becomes final, make payment by wire transfer of immediately available funds to the Seller in the amount of such Other Assets Underpayment.

2.7          Repurchase of Closing Inventory.  If any Closing Inventory is not used by Purchaser for the manufacture of products under the Long Term Powder Supply Agreement and cannot be used for the manufacture of other third party powder products manufactured by Purchaser within one-hundred eighty (180) days after the Closing, Purchaser may invoice the Seller for the actual cost of such Closing Inventory (as specified in the final and binding Physical Inventory and Assets Statement) for payment by Seller within thirty (30) days after submission of such invoice.  To the extent that the Seller pays for the cost of any Closing Inventory pursuant to the immediately preceding sentence, title to such Closing Inventory shall transfer to the Seller and the Seller may, at its sole discretion, request that the Purchaser use such Closing Inventory for the manufacture of products under the Long Term Powder Supply Agreement, dispose of the Closing Inventory, at the Seller’s cost, or make the Closing Inventory available for transport by the Seller.

ARTICLE III

THE CLOSING

3.1          Closing; Closing Date.  Subject to the satisfaction of the conditions set forth in Section 9.1, the closing of the sale and purchase of the Transferred Assets contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 on May 1, 2015 (provided, that if the conditions set forth in Section 9.1 have not been satisfied on or prior to May 1, 2015, the Closing shall take place three (3) business days after the satisfaction of such conditions) or such other date as mutually agreed upon by the parties (the “Closing Date”), and the Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.

3.2          Transactions to be Effected at Closing.  At the Closing, the following transactions shall be effected by the parties:

(a)           The Seller shall and, to the extent applicable, shall cause its Affiliates to:

(i)            deliver to the Purchaser a duly executed bill of sale in the form of Exhibit A (the “Bill of Sale”);

(ii)           deliver to the Purchaser a certificate stating that the Seller (or, if the Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise executed in accordance with, Treasury Regulations Section 1.1445-2(b)(2); and

(iii)          deliver or cause to be delivered to the Purchaser a duly executed Assignment and Assumption Agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”).

(b)           The Purchaser shall:

(i)            pay to the Seller by wire transfer of immediately available funds to a bank account designated in writing by the Seller an amount equal to the Purchase Price;

(ii)           deliver to the Seller (or one of its Affiliates, if applicable) the duly executed Bill of Sale; and

(iii)          deliver to the Seller (or one of its Affiliates) the duly executed Assignment and Assumption Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1          Organization.  The Seller has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The Seller is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect.

4.2          Due Authorization.  The Seller has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Seller of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved.  This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of the Purchaser) constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3          No Conflict.  Except as set forth on Schedule 4.3, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in a default under, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation, breach or default under, or accelerate the performance required, in each case in any material respect, under, or result in the termination of or give any Person the right to terminate, any Transferred Contract (other than Transferred Contracts which are cancelable (without penalty, cost or other liability) within ninety (90) days), (b) assuming compliance with the matters addressed in Section 4.4, violate, conflict with or result in a default of, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation or breach of, or default, in each case in any material respect, under any applicable Law or order binding upon or applicable to the Seller, (c) violate or conflict with the certificate of formation, certificate of incorporation, bylaws or other organizational documents of the Seller, or (d) result in the creation or imposition of any

Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any of the Transferred Assets, except in the cases of clauses (b) for any violations, conflicts, breaches or defaults that would not reasonably be expected to be material to the Transferred Assets.

4.4          No Authorization or Consents Required.  Assuming the truth and completeness of the representations and warranties of the Purchaser contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Seller with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be material to the Transferred Assets; and (b) as otherwise disclosed on Schedule 4.4.

4.5          Contracts and Commitments.  Each Transferred Contract is a valid and binding obligation of the Seller, is in full force and effect, and is enforceable against the Seller, and, to the knowledge of the Seller, the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, the Seller is not in material breach, violation or default under any Transferred Contract and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Seller, or, to the knowledge of the Seller, the other parties thereto.

4.6          Employees; Labor.

(a)           Schedule 4.6(a) sets forth a true, correct and complete list of the name, position, job location, salary or wage rate, commission status, bonus opportunity, cash compensation paid in fiscal year 2014, cash compensation payable for fiscal year 2015, date of hire, full-or part-time status and “exempt” or “non-exempt” status for each Employee set forth on Exhibit C.

(b)           The Seller is not party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, work council or similar labor organization governing the terms and conditions of employment of the Employees (other than independent contractors or consultants).

(c)           The Seller is not in material violation of any applicable employment laws, including all such laws relating to the terms and conditions of employment, labor relations, wages and hours, equal employment opportunities, fair employment practices, immigration and occupational health and safety (but excluding workers’ compensation).  Except as set forth on Schedule 4.6(c), no Employees or Governmental Authorities of any kind have any Action against the Seller arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards, including, but not limited to, the Occupational

Safety and Health Act and Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967.

(d)           Schedule 4.6(d) sets forth a list of all Employees terminated in the six-month period immediately preceding the date hereof and the reason for such termination and the site of employment for any such terminated Employee.

4.7          Employee Benefit Plans

(a)           Schedule 4.7(a) sets forth a true, correct and complete list of each Plan that covers any Employee.  The Seller has made available to the Purchaser a complete and accurate list and copies (or descriptions, if not in writing) of each Plan set forth on Schedule 4.7(a).

(b)           No Plan provides welfare benefits after termination of employment to any Employee set forth on Exhibit C (or to any beneficiary of any such employee.  No Plan provides for severance or separation payments or benefits to any Employee set forth on Exhibit C.

(c)           Each Plan is currently administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)           Each such Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Plan is so qualified, and the Seller is not aware of any facts or circumstances that could adversely affect the qualified status of any such Plan.

(e)           Except as set forth on Schedule 4.7(e), neither the Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to or had any Liability in respect of, any defined benefit pension plan (as defined in section 3(35) of ERISA) or plan subject to section 412 of the Code or section 302 of ERISA.

(f)            None of the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby, or the consummation of the transactions contemplated by this Agreement would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any Employee set forth on Exhibit C, (iii) the acceleration of the time of payment or vesting of compensation or benefits or (iv) any Liability for the Purchaser under section 4062(e) of ERISA.

4.8          Real Property

(a)           The Lessee currently leases the Transferred Real Property and has good and valid title to the leasehold estate in the Transferred Real Property, free and clear of any Liens, except for Permitted Liens.  The Seller has heretofore delivered to the Purchaser a true and complete copy of the Transferred Lease (including each amendment, supplement and other modification thereto and any guaranty thereof) and the Transferred Lease constitutes the entire agreement between the Lessee and the Lessor with respect to the Transferred Real Property.  Neither the Lessee, nor, to the knowledge of the Seller, any other party to the Transferred Lease is in default in any material respect under the terms of the Transferred Lease and all rent and other sums and charges currently due and payable by the Lessee pursuant to the Transferred Lease have been paid.  The Lessee is in peaceful and undisturbed possession of the Transferred Real Property, and there are no parties (other than the Lessee) in possession of any portion of the Transferred Real Property.  Except as disclosed in the Transferred Lease, the Lessee has not exercised or given any notice of exercise, received any notice of exercise by the Lessor of, nor has the Lessor exercised, any option, right of first refusal or right of first offer contained in the Transferred Lease, including any such option or right pertaining to purchase, expansion, renewal, extension, termination or relocation of the Transferred Real Property or Transferred Lease, as applicable.  The Lessee is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of the Transferred Real Property (or portion thereof or interest therein).

(b)           To the knowledge of the Seller, there is no pending or threatened condemnation, eminent domain proceeding, administrative action, sale or other disposition of the Transferred Real Property or any part thereof or interest therein.

4.9          Compliance with Laws.  Except as set forth in Schedule 4.9, (a) the Seller has been and is in compliance with all laws with respect to the Transferred Assets to which it is subject, in all material respects, and (b) the Seller has not received any written notice from any Governmental Authority that it is not in compliance with any applicable law with respect to the Transferred Assets in all material respects.

4.10        Licenses, Permits and Authorizations.  The Seller has obtained all of the material licenses, approvals, consents, registrations and permits (“Business Permits”) required by a Governmental Authority to permit the Seller to own, operate, use and maintain the Transferred Assets in the manner in which they are now operated, used and maintained and to conduct the Business as currently conducted.  Each Business Permit is valid and in full force and effect, except to the extent the failure of any such Business Permit to be valid and in full force and effect, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, in the case of each such business, taken as a whole.  Except as set forth in Schedule 4.10, there is no action pending or, to the knowledge of the Seller, threatened in writing that could result in the termination, revocation, suspension, or restriction of any Business Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business Permit, except to the extent the termination, revocation, suspension, or restriction of any Business Permit or the imposition of any fine, penalty or other sanctions, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, taken as a whole.

4.11        Brokers.  Except for the fees and expenses as set forth on Schedule 4.11 which will be paid by the Seller at or prior to the Closing, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

4.12        Environmental Matters.  Except as set forth in Schedule 4.12 or as would not reasonably be expected to be material to the Transferred Assets, taken as a whole, the Seller has not received notice of, and, to the knowledge of the Seller, is not subject to any Action or Governmental Order relating to the Transferred Assets that arises out of the presence of or exposure to hazardous or toxic substances or otherwise relates to Environmental Laws.  To the knowledge of the Seller, there are no hazardous or toxic substances present in the environment or in building materials at the Transferred Assets, except as would not reasonably be expected to be material to the Transferred Assets, taken as a whole.

4.13        No Other Representation or Warranties.  Except for the representations and warranties contained in Article IV, none of the Seller or any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives, makes any express or implied representation or warranty with respect to the Seller, its Affiliates, the Business, the Transferred Assets or with respect to any other information provided, or made available, to the Purchaser or any of its Affiliates, agents or representatives in connection with the transactions contemplated by this Agreement.  None of the Seller or any other Person will have or be subject to any liability or other obligation to the Purchaser, its Affiliates, agents or representatives or any Person resulting from the sale of the Transferred Assets to the Purchaser or the Purchaser’s use of, or the use by any of its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to the Purchaser, its Affiliates or representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Article IV.  Each of the Seller and its Affiliates disclaims any and all other representations and warranties, whether express or implied.  Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor any of its Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets, the Excluded Liabilities or any business of the Seller other than the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

5.1          Corporate Organization.  The Purchaser has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The Purchaser is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified would not have a material adverse effect on the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.2          Due Authorization.  The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the sole member, and no other equityholder approval or other company proceeding, consent or authorization on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions.  This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a legal, valid and binding obligation of the Seller) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3          No Conflict.  Except as set forth on Schedule 5.3, the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in a default under, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation, breach or default under, or accelerate the performance required, in each case in any material respect, under, or result in the termination of or give any Person the right to terminate, any contract to which the Purchaser is a party or by which any of its assets are bound, (b) assuming compliance with the matters addressed in Section 5.4, violate, conflict with or result in a default of, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation or breach of, or default, in each case any material respect, under any applicable Law or order binding upon or applicable to the Purchaser, (c) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of the Purchaser, or (d) result in the creation or imposition of any material Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any assets of the Purchaser.

5.4          No Authorization or Consents Required.  Assuming the truth and completeness of the representations and warranties of the Seller contained in this Agreement, no notice to or consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Purchaser with respect to the Purchaser’s execution or delivery of this

Agreement or the consummation of the transactions contemplated hereby, except for as otherwise disclosed on Schedule 5.4.

5.5          Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Purchaser or any of its Affiliates.

5.6          Financial Capability.  At the Closing, the Purchaser will have access to sufficient funds available to pay the Purchase Price and any fees or expenses incurred by the Purchaser in connection with the transactions contemplated hereby.  The Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.

5.7          Solvency.  The Purchaser is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Purchaser or any of its Affiliates.  Assuming that the representations and warranties of the Seller contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, the Purchaser and each of its Subsidiaries (including each of the Purchased Subsidiaries) (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.8          No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement, the Purchaser makes no express or implied representation or warranty, and the Purchaser hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.9          No Additional Representations; No Reliance.

(a)           The Purchaser acknowledges and agrees that neither the Seller nor any of its Affiliates, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Transferred Assets or other matters that is not specifically included in this Agreement or the Disclosure Schedules.  Without limiting the generality of the foregoing, neither the Seller nor any of its Affiliates nor any other Person has made a representation or warranty to the Purchaser with respect to, and neither the Seller nor any other Person, shall be subject to any Liability to the Purchaser or any other Person resulting from, the Seller or its representatives making available to the Purchaser, (i) any projections, estimates or budgets for the Business or (ii) any materials, documents or information relating to the Seller or the Business made available to the Purchaser or its counsel, accountants or advisors in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article IV of this Agreement.  In connection with the Purchaser’s investigation of the Business, the Seller has delivered, or made available to the Purchaser and its Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Seller and its Affiliates relating to the Business and certain business plan information of the Business.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Purchaser and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto.

(b)           Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV of this Agreement, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the Transferred Assets and, except as expressly provided in Article IV of this Agreement and subject to the representations and warranties of Article IV of this Agreement, it is understood that the Purchaser is acquiring the Transferred Assets as is and where is with all faults as of the Closing Date with any and all defects.

ARTICLE VI

COVENANTS

The parties hereto covenant and agree as follows:

6.1          Assets.  During the period from the date hereof to the Closing Date, the Seller shall (i) maintain all of the Transferred Assets or replacements thereof in the ordinary course of business, consistent with past practice (ordinary wear and tear excepted), (ii) except as contemplated by this Agreement, not sell, assign, lease, sublease or transfer any of the Transferred Assets to any other Person and (iii) use all of the Transferred Assets in a reasonable manner, with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices.

6.2          Conduct of the Business of the Seller.  Except as described on Schedule 6.2 or to the extent the Purchaser shall otherwise consent in writing, during the period from the date hereof to the Closing Date, the Seller shall not:

(a)           amend, modify, supplement, terminate or fail to renew any Transferred Contract or otherwise waive, release or assign any material rights, claims or benefits of the Seller thereunder, in each case other than in the ordinary course of business consistent with past practice;

(b)           except as otherwise required by Law or in the ordinary course of business consistent with past practice, (A) take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements of the Seller in effect on the date of this Agreement) to any Employee set forth on Exhibit C that will become due and payable on or after the Closing Date; (B) adopt, enter into, materially amend or terminate any Plan (except as contemplated by this Agreement); (C) increase the compensation or benefits of any present or former Employee; or (D) grant any equity or equity-based awards to any Employee set forth on Exhibit C; provided, that the Seller shall provide notice to the Purchaser as soon as practicable and no later than five (5) days after it takes any such actions described in clauses (a) through (d) hereof;

(c)           permit any of the Transferred Assets, including but not limited to the Transferred Lease, to be subjected to any Lien; or

(d)           enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing.

6.3          Transferred Contracts and Business Permits.  As of the Closing Date, the Seller shall duly and validly assign, in each case in accordance with their respective terms, (i) all Transferred Contracts and (ii) the Business Permits listed on Schedule 6.3 (to the extent such Business Permit is transferable under applicable Law) to the Purchaser.  During the period from the date hereof to the Closing Date, the Seller shall maintain in effect (i) all Transferred Contracts and (ii) the Business Permits listed on Schedule 6.3.

6.4          Public Announcements.  No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, in the good faith reasonable judgment of the disclosing party required by Law or the Seller’s obligations under applicable securities laws or the rules of any exchange on which its securities are listed, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

6.5          Transferred Employees.

(a)           The Purchaser shall offer employment to each Employee set forth on Exhibit C, subject to and commencing upon Closing.  The Purchaser shall not offer employment to the Employees listed on Schedule 6.5(a), and such Employees shall be retained by the Seller.  Employees who accept offers of employment under this Section 6.5 shall be referred to herein as (“Transferred Employees”), and no later than five (5) business days after Closing, the Purchaser shall provide Seller with a list containing the name and position of each Transferred Employee.  The offers of employment shall provide for (i) a substantially comparable employment position with the Purchaser, (ii) no less favorable base salary or wage rate than paid immediately prior to the Closing and (iii) benefits that are substantially comparable to those benefits provided either to the Purchaser’s similarly situated employees or those benefits provided to the Transferred Employees by the Seller immediately prior to Closing.  In addition, effective as of the Closing and thereafter, the Purchaser and its Affiliates shall recognize each Transferred Employee’s employment or service with the Seller and its Affiliates (including any current or former Affiliate thereof or any predecessor thereof) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation and vesting of the Transferred Employee under all employee benefit and compensation plans (except for equity compensation plans) and programs maintained by the Purchaser or its Affiliates after the Closing for the benefit of Transferred Employees, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans, except to the extent such recognition would result in a duplication of benefits and except for purposes of benefit accrual under any defined benefit plan not maintained or contributed to by the Seller or any of its Affiliates prior to the Closing.

(b)           The Seller shall terminate, or shall cause to be terminated, effective as of the Closing, the employment of all Employees who receive offers of employment from Purchaser in accordance with Section 6.5(a).  Effective as of the Closing, the Seller hereby waives and releases each of the Transferred Employees from any and all contractual, common law or other restrictions enforceable by the Seller and its Affiliates on the employment, activities or other conduct of such individuals with respect to the Business after their termination of employment with the Seller and its Affiliates.

(c)           Upon the Closing, the Seller shall, or shall cause its Affiliates to, pay to all Transferred Employees (i) to the extent payable pursuant to the Seller’s policies or as required by applicable law, any account balances under all vacation, paid time off, and sick leave policies accrued but unused as of the Closing Date, and (ii) any earned but unpaid bonuses for the 2014 fiscal year.

(d)           The Seller shall take all actions that are necessary or desirable to cause the Transferred Employees to cease active participation in each Plan, in each case effective as of the Closing Date.

(e)           From and after the Closing Date, the Seller shall, and shall cause its Affiliates to, remain responsible for any and all Liabilities or obligations arising with respect to the Excluded Employee Liabilities.

(f)            The Seller shall provide the Purchaser with a list of all Employees terminated in the six-month period immediately preceding the Closing Date and the reason for such termination and the location of any such terminated Employee, such list shall be delivered to the Purchaser no later than the Closing Date.  The Seller agrees that it will not terminate more than ten (10) Employees (excluding any independent contractors, directors or consultants) from any single site of employment during the 90 day period prior to the Closing.  The Purchaser agrees that it will not terminate the employment of more than 35 Transferred Employees from any single site of employment during the 90 day period after the Closing.

(g)           Nothing contained in this Section 6.5 or any other provision of this Agreement, whether express or implied, shall be construed to (i) create any third-party beneficiary or other rights in any Employee (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Plan (or any dependent or beneficiary thereof)) other than the parties to this Agreement, (ii) create any right to employment or continued employment for any specified period or to a particular term or condition of employment, or (iii) amend any employee benefit plan of the Purchaser or any of its Affiliates.  Nothing contained in this Agreement, whether express or implied, shall limit the right of the Purchaser or any of its Affiliates to amend, terminate, or otherwise modify any employee benefit plan of the Purchaser.

6.6          2015 Bonuses.  Within fifteen (15) business days after the Closing Date, the Seller shall pay to each Transferred Employee such employee’s pro-rata annual bonus with respect to the Seller’s 2015 fiscal year (based on time served during such fiscal year through the Closing Date), assuming the achievement of 100% of target performance objectives.

6.7          Access to Information.  Subject to confidentiality obligations that may be applicable to information furnished to the Seller by third parties that may be in the Seller’s possession from time to time, and except for any information that is subject to attorney-client privilege, from the date hereof until the Closing Date, upon reasonable written request by the Purchaser and with reasonable advance notice, the Seller shall provide the Purchaser and its authorized agents with reasonable access, during normal business hours in such a manner so as not to interfere unreasonably with normal business operations of the Business, to the offices, properties, senior personnel and books and records (including reasonably requested information technology and accounting records relevant to the Transferred Assets and available and accessible in the ordinary course of the Seller’s business) of the Seller, and its Affiliates, in each case, solely to the extent related to the Business, in order for the Purchaser to have the opportunity to make such investigation, at the Purchaser’s sole cost and expense, as it shall reasonably desire to make into the affairs of the Business.  The Purchaser acknowledges that it remains bound by the Confidentiality Agreement.  No information obtained by the Purchaser or its agents pursuant to this Section 6.7 or otherwise shall be deemed to modify or supplement any representation or warranty set forth herein or in any other transaction document.

6.8          Transfer Taxes.  Notwithstanding anything in this Agreement to the contrary, the Seller agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated hereby (“Transfer Taxes”) and the

Seller and the Purchaser agree to jointly file all required change of ownership and similar statements.  The Purchaser and the Seller agree to cooperate with each other in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information that is reasonably necessary to complete such Tax Returns.

6.9          Proration of Taxes and Charges.  All real estate and personal property Taxes, and all rents, utilities and other charges, against or payable by the owner of any of the Transferred Assets (including the Transferred Real Property) relating to a time period beginning prior to, and ending after, the Closing (collectively, “Property Taxes and Charges”) shall be prorated (based on the most recent available tax statement, latest tax valuation and latest bills or invoices, as applicable) as of the Closing and apportioned between the Seller and the Purchaser based on the number of days in the relevant taxable period that are prior to the Closing Date (for which the Seller shall be liable) and the number of days of such taxable or billing period that follows the Closing Date (for which the Purchaser shall be liable).  Subject to this Section 6.9, if the Closing occurs before the tax rate is fixed for the then current fiscal or calendar year, whichever is applicable, for purposes of determining the amount payable by the Purchaser at the Closing, the proration of the corresponding Property Taxes and Charges shall be on the basis of the tax rate for the last preceding year applied to the latest assessed valuation.   The portion of Property Taxes and Charges that are due and payable or estimated to be due and payable after the Closing, but which accrued prior to or on the Closing Date, and for which the Seller is liable pursuant to this Section 6.9, and for which the Purchaser will be obligated to pay, shall decrease the amount payable at the Closing by the Purchaser pursuant to Section 2.5.  The portion of any Property Taxes and Charges that were paid prior to the Closing by the Seller and for which the Purchaser is liable pursuant to this Section 6.9, shall increase the amount payable at the Closing by the Purchaser pursuant to Section 2.5.   After the Closing, upon receipt of any bill or assessment for Property Taxes and Charges, the Purchaser or the Seller, as applicable, shall present a statement to the other party setting forth the amount of such Property Taxes and Charges for which the other party is liable pursuant to this Section 6.9, taking into account any estimates of such Property Taxes and Charges that either increased or decreased the amount payable at the Closing by the Purchaser pursuant to the immediately preceding sentence and Section 2.5.  As soon as is reasonably practicable (which shall not exceed ten (10) business days following the receipt thereof), the Purchaser shall pay to the Seller any refund, credit or other offset obtained by the Purchaser or any of its Affiliates solely in respect of any Property Taxes and Charges paid by the Seller pursuant to this Section 6.9.

6.10        Purchase Price Allocation for Tax Returns.  Each party hereto agrees to file its Tax Returns for the Tax period in which the Closing occurs consistent with the purchase price for each of the Closing Production Assets and Closing Inventory, as described in Section 2.5.

6.11        Support of Transaction.  Without limiting any covenant contained in this Article VI, the Purchaser and the Seller shall (a) each use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Purchaser or the Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement, and (b) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable.  Notwithstanding the foregoing, in no event shall the Seller or any of its Affiliates be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement.

6.12        Lease Amendment.  The Purchaser shall use its commercially reasonable efforts to deliver to the Seller a fully executed, valid and enforceable amendment or assignment, assumption and amendment of the Transferred Lease (the “Lease Amendment”) containing the terms specified in Exhibit D, including, for the avoidance of doubt, the terms set forth opposite the caption “Assignor Release” therein (the “Assignor Release”) at or prior to Closing, provided, that if, despite the Purchaser’s commercially reasonable efforts, the fully executed, valid and enforceable Lease Amendment containing the Assignor Release cannot be delivered at or prior to Closing, then Purchaser shall continue to use its commercially reasonable efforts to deliver such Lease Amendment as soon as possible after Closing.  For the avoidance of doubt, in no event shall commercially reasonable efforts require Purchaser to make any payment (except as otherwise provided in Exhibit D) to any Person in order to deliver the Lease Amendment.  Prior to the execution and delivery to the Seller of a duly executed, valid and enforceable instrument containing the Assignor Release, in no event shall the Purchaser execute any amendment, modification, or termination of or supplement to the Transferred Lease without the prior written consent of the Lessee, which consent shall not be unreasonably withheld so long as any such amendment includes the Assignor Release.

6.13        Further Assurances.  Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE VII

CONFIDENTIALITY

7.1          [RESERVED.]

ARTICLE VIII

INDEMNIFICATION

8.1          Survival.  Each representation and warranty contained herein and the covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing Date shall survive the Closing and continue in full force and effect until 12 months following the Closing Date (the “Cut-Off Date).  All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.  Notwithstanding the foregoing sentences of this Section 8.1, if the Purchaser or the Seller, as applicable, deliver written notice to the other party of a claim for indemnification for a breach of any representations, warranties, covenants or agreements set forth herein or in any certificate or document delivered pursuant to this Agreement (stating in reasonable detail, to the extent then known, the nature of, and basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until finally resolved or judicially determined.

8.2          Indemnification of the Purchaser.  From and after the Closing, the Seller shall indemnify and hold harmless, to the fullest extent permitted by Law, the Purchaser and its directors, employees, officers, Affiliates, partners and equity holders, and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all means all Losses based upon, arising out of or incurred as a result of any of the following:

(a)           any breach of, or any inaccuracy in, any representation or warranty made by the Seller in this Agreement;

(b)           any breach or default in performance by the Seller of its covenants or agreements contained in this Agreement; or

(c)           any Excluded Liabilities or any Excluded Assets.

8.3          Indemnification of the Seller.  From and after the Closing, the Purchaser shall indemnify and hold harmless, to the fullest extent permitted by Law, the Seller and its directors, employees, officers, Affiliates, partners and equity holders and their respective Affiliates and its and their respective successors and assigns (collectively, the “Seller Indemnified Parties,” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)           any breach of, or inaccuracy in, any representation or warranty made by the Purchaser in this Agreement;

(b)           any breach or default in performance by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement; or

(c)           any Assumed Liabilities.

8.4          Indemnification Claim Procedures.

(a)           If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) against any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all relevant documentation served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Losses that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 8.4(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 8.4(a) prior to the Cut-Off Date.

(b)           An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide solely for monetary damages and provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party.  If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) and (B) if at any time the Indemnitor acknowledges in writing that such Action is a Loss subject to this Article VIII, the Indemnitor may thereafter assume the defense of such Action.

(c)           If any Indemnified Party becomes aware of any circumstances that may give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s best estimate of the amount of Losses that may arise from such circumstances and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 8.4(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Indemnification Claim is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 8.4(c) prior to the Cut-Off Date.

(d)           At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates.  All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

8.5          Limitations on Indemnification Liability.  Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article VIII will be limited as follows:

(a)       Indemnification Cap.  The aggregate amount of Losses (excluding Losses for breaches of any Seller Fundamental Representations) for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a) will not exceed $1,000,000 (the “Cap”), provided, that the Cap shall not apply to any Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a) with respect to a Seller Fundamental Representation.

(b)       Claims Basket.  Subject to the last sentence of this Section 8.5(b), the Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a) with respect to any claim for indemnification unless and until the amount of Losses (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties that are the subject of such claim exceeds $5,000 (the “Per-Claim Basket”), and the Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to Section 8.2(a)  to the extent the aggregate amount of all Losses (excluding costs and expenses of the Purchaser Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 8.2(a) (excluding amounts below the applicable Per-Claim Basket) exceeds $50,000 (the “Basket Amount”).  The Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.3(a) with respect to any claim for indemnification unless and until the amount of Losses incurred by the Seller Indemnified Parties that are the subject of such claim exceeds the Per Claim Basket, and the Seller Indemnified Parties shall only be entitled to indemnification pursuant to Section 8.3(a) to the extent the aggregate amount of all Losses incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to Section 8.3(a)  (excluding amounts below the applicable Per-Claim Basket) exceeds the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Basket Amount.  This Section 8.5(b) shall not apply to any claim for indemnification under Section 8.2(a) with respect to a Seller Fundamental Representation.

(c)       Losses Net of Insurance Proceeds and Other Third-Party Recoveries.  All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries actually received by any Indemnified Party in respect of any Losses incurred by such Indemnified Party.  In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries, which in no event shall require any Person to initiate or threaten litigation.  In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(d)       Assignment of Claims.  If any Indemnified Party receives any indemnification payment pursuant to this Article VIII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e)       Consequential, Punitive and Certain Other Losses.  No Indemnified Party shall be entitled to indemnification for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (iii) any lost profits, consequential, indirect or incidental damages or (iv) any damages calculated based on a multiple of profits, revenue or any other financial metric.

(f)        No Duplicate Claims.  In the event a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, recovers Losses in respect of an Indemnification Claim, no other Purchaser Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement.

8.6          Additional Matters.  For purposes of this Article VIII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, material adverse effect, specified dollar thresholds or similar qualifications set forth in any such representations and warranties.  All indemnification payments pursuant to this Article VIII shall be made, together with interest, from the date that the Losses for which indemnification is sought were incurred to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence.  To the extent permitted by applicable Law, any amounts payable under Article VIII shall be treated by the Purchaser and the Seller as adjustments to the Purchase Price.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1          Conditions to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement are subject to (a)(i) the Lease Assignment remaining valid, in effect and not otherwise terminated or modified without the prior written consent of the Purchaser, or (ii) the Lease Amendment being duly executed and delivered by the Lessor, and the Lease Amendment remaining valid, in effect and not otherwise terminated or modified without the prior written consent of the Purchaser, and (b) the delivery by the Seller to the Purchaser of the certificate required under Section 3.2(a)(ii) of this Agreement.

9.2          Waiver of Conditions; Frustration of Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing Date.  Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of the Purchaser, on the one hand, or the Seller, on the other hand, respectively, to comply with its respective obligations under this Agreement.

ARTICLE X

MISCELLANEOUS

10.1        Expenses.  Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

10.2        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3        Entire Agreement.  This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Seller and supersede all prior and contemporaneous agreements (including the Confidentiality Agreement), negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

10.4        Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

10.5        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing, and addressed to the intended recipient as set forth below, and shall be deemed to have been duly given when actually received or refused by the intended recipient:

Notices to the Purchaser:

Nellson Nutraceutical, LLC
c/o Kohlberg & Company
Attention:  Seth H. Hollander
111 Radio Circle
Mt. Kisco, New York  10549

Tel:  (914) 241-7430

Fax:  (914) 241-7476

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  Angelo Bonvino
Tel:  (212) 373-3570

Fax:  (212) 757-3990

Notices to the Seller:

NBTY, Inc.
2100 Smithtown Avenue

Ronkonkoma, NY 11779

Attention: Christopher S. Brennan, Senior Vice President, General Counsel

Tel:        (631) 200-7190

Email:    ChristopherBrennan@nbty.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
555 11th St NW

Washington, DC 20004
Attention:   David Dantzic
Tel:        (202) 637-2112

Email:    David.Dantzic@lw.com

Fax:       (202) 637-2201

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any means (including personal delivery, expedited courier, messenger service, electronic mail, registered or certified mail, return receipt request and postage prepaid).  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Agreement.

10.6        Exhibits and Schedules.  The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

10.7        Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.8        Binding Effect; Assignment.  Subject to the following sentence, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (i) the Purchaser may assign its rights and obligations to any of its Affiliates and (ii) the Purchaser may assign its rights hereunder as collateral security to any lender to a Purchaser or an Affiliate of the Purchaser, but no assignment shall relieve the Purchaser of any liability hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

10.9        No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

10.10      Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

10.11      Governing Law and Jurisdiction.  This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

10.12      Consent to Jurisdiction and Service of Process.  The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware State or federal court located in New Castle County, in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.5 shall be deemed effective service of process on such party.

10.13      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14      Specific Performance.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.15      Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NELLSON NUTRACEUTICAL, LLC

By:	/s/ Scott Greenwood
Name:
Title: Chief Executive Officer

NBTY, INC.

By:	/s/ Dipak Golechha
Name: Dipak Golechha
Title: CFO

[Signature Page to Powder APA]

EXHIBIT A

Form of Bill of Sale

EXHIBIT B

Form of Assignment and Assumption Agreement

EXHIBIT C

Employees

EXHIBIT D

Terms of Lease Amendment